CREDIT AGREEMENT
                          dated as of December 10, 1997
                                     between
                       UNIVERSAL AMERICAN FINANCIAL CORP.,
                                   as Borrower
                                       and
                            THE CHASE MANHATTAN BANK,
                                    as Lender

                  CREDIT AGREEMENT dated as of December 10, 1997 between UNIVERSAL AMERICAN FINANCIAL CORP., a corporation organized under the laws of the State of New York (the "Borrower"), and THE CHASE MANHATTAN BANK, a banking corporation organized under the laws of the State of New York (the "Lender").

                  The Borrower desires that the Lender extend credit as provided herein and the Lender is prepared to extend such credit. Accordingly, the Borrower and the Lender agree as follows:

                  ARTICLE I.        DEFINITIONS; ACCOUNTING TERMS

                    Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

                  "Acceptable Acquisition" means any Acquisition: (i) which has been either (A) approved by the Board of Directors of the corporation which is the subject of such Acquisition or (B) recommended by such Board to the shareholders of such corporation; and (ii) with respect to which the following conditions are satisfied:

                    (a) no Default or Event of  Default  exists or would  result from such Acquisition;

                  (b) the company or assets acquired involve substantially the same or similar line of business as the Borrower or the Subsidiaries of the Borrower (e.g., insurance, senior marketing and health care business);

                  (c) the Borrower demonstrates that, on a combined basis with the acquired assets and/or company, in accordance with GAAP, they would have been in compliance with the financial covenants contained in Section 8.1 herein on a pro forma basis as of the end of the immediately preceding fiscal quarter; and

                  (d)      the Borrower remains as the surviving entity.

                  "Acquisition" means any transaction, other than those transactions and/or investments allowed pursuant to subsections (a) through (e) of Section 7.5 herein, pursuant to which the Borrower or any of its Subsidiaries
(a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any corporation other than the Borrower or any corporation which is not then a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any corporation a Subsidiary of the Borrower, or causes any such corporation to be merged into the Borrower or any of its Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such corporation's then outstanding securities, in exchange for such securities, of cash or securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any corporation.

                  "Adjusted Tangible Net Worth" means, at any date of determination thereof, the excess of total assets of a Person over total liabilities of such Person, excluding, however from the determination of total assets: goodwill, organizational expenses and unamortized debt discount, all as determined in accordance with GAAP. In addition, net unrealized investment gains/losses will be excluded from the determination of net worth to arrive at Adjusted Tangible Net Worth.

                    "Advisory  Fee" means the fee  payable by Borrower to Lender as set forth in Section 2.11.

                  "Affiliate" means, with respect to any Person, any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, such Person or any of its Subsidiaries; (b) which directly or indirectly beneficially owns or holds five percent or more of any class of voting stock of such Person or any such Subsidiary; (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person or such Subsidiary; or (d) which is a partnership in which such Person or any of its Subsidiaries is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

                    "American  Pioneer"  means  American  Pioneer Life Insurance
               Company, a Florida corporation.

                    "American  Progressive"  means American  Progressive  Life &
               Health Insurance Company of New York, a New York corporation.

                  "Applicable Lending Office" shall mean the "Lending Office" of the Lender (or of an affiliate of the Lender) designated below its name on the signature pages hereof or such other office of the Lender (or of an affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office by which its Loans are to be made and maintained.

                    "Appraisal" means an appraisal conducted on the valuation of
               American Pioneer by MacKeen & Hull.

                  "Banking Day" means any day on which commercial banks are not authorized or required to close in New York, New York, and whenever such day relates to a LIBOR Loan or notice with respect to any principal amounts bearing interest at the LIBO Rate, a day on which dealings in Dollar deposits are also carried out in the London interbank market.

                  "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

                  "Chase" means The Chase Manhattan Bank, a New York banking corporation.

                  "Chase's Prime Rate" means the rate of interest announced publicly by Chase in New York, New York from time to time, as Chase's Prime Rate.

                  "Closing Date" means the date of the making of the Loan by the Lender pursuant to Section 2.1 hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Consolidated Net Profit" means Net Profit of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Subsidiary" means, with respect to any Person, any Subsidiary whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

                  "Consolidated Adjusted Tangible Net Worth" means Adjusted Tangible Net Worth of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

                  "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except trade payables in the ordinary course of business); (c) Unfunded Benefit Liabilities of such Person (if such Person is not the Borrower, determined in a manner analogous to that of determining Unfunded Benefit Liabilities of the Borrower); (d) the face amount of any outstanding letters of credit issued for the account of such person; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss;
(g) obligations secured by any Lien on property of such person; and (h) obligations of such Person as lessee under Capital Leases.

                  "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

                  "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Borrower under this Agreement or any Facility Document that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to two percentage points above the Variable Rate as in effect from time to time.

                  "Dollars" and the sign "$" mean lawful money of the United States of America.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in section 414(b) or (c) of the Code of which the Borrower is a member, or (ii) solely for purposes of potential liability under section 302(c)(11) of ERISA and section 412(c)(11) of the Code and the lien created under section 302(f) of ERISA and section 412(n) of the Code, described in section 414(m) or (o) of the Code of which the Borrower is a member.

                  "Event of Default" has the meaning given such term in Section 8.1.

                  "Facility Documents" means this Agreement, the Note, the Security Agreement, the Guaranty, the Pledge Agreement, Interest Rate Swap Agreement and each of the documents, certificates or other instruments referred to in Article 4 hereof as well as any other document, instrument or certificate to be delivered by the Borrower in connection with this Agreement or in connection with the documents, certificates or instruments referred to in
Article 4, including in connection with any conversion, renewal, prepayment, etc.

                  "Fixed Charge Coverage Ratio" means the ratio of the following computed for any fiscal period in respect of the Borrower and its Consolidated Subsidiaries on a consolidated basis: (1) the sum of: (a) net profit before taxes, minus (b) all taxes paid in cash, minus (c) capital expenditures which are not financed with Funded Debt, plus (d) depreciation and amortization of intangible assets, to (2) the amount of all principal and interest payments of Funded Debt made during such fiscal period.

                  "Fixed Rate" means any LIBO Rate.

                  "Fixed Rate Loan" means any LIBOR Loan.

                  "Forfeiture Proceeding" means, with respect to any Person, any action, proceeding or investigation affecting such Person or any of its
Subsidiaries or Affiliates before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.


                  "Funded Debt" means, with respect to any Person, (i) all Debt of such Person for money borrowed or which has been incurred in connection with the acquisition of assets which by its terms matures more than one year from the date as of which such Debt is incurred, and any Debt of such Person for money borrowed or which has been incurred in connection with the acquisition of assets maturing within one year from such date which is renewable or extendible at the option of the obligor to a date beyond one year from such date (whether or not theretofore renewed or extended), including any such indebtedness renewable or extendible at the option of the obligor under, or payable from the proceeds of other indebtedness which may be incurred pursuant to, the provisions of any revolving credit agreement or other similar agreement and (ii) all Capitalized Leases.

                  "GAAP" means generally accepted accounting principles in the United States of America, as such principles are in effect from time to time applied on a consistent basis.

                  "Guarantors" means, collectively, Quincy Coverage and WorldNet, each a "Guarantor."

                  "Guaranty" means the Guaranty in the form of Exhibit B hereto guaranteeing the Loan made by the Lender hereunder.

                  "Interest Period" means, with respect to any Fixed Rate Loan, the period commencing on the date such Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as the Borrower may select pursuant to Section 2.6, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, provided, however, that each such Interest Period which commences on the last Banking Day of a calendar month (or on any date for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

                  "Interest Rate Swap Agreement" has the meaning set forth in
Section 2.14 herein.

                  "LIBO Rate" means with respect to any Interest Period for LIBOR Loans, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) determined by the Lender to be equal to the quotient of
(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of one percent and as adjusted by the Lender to reflect costs and expenses in acquiring such funds) quoted at approximately 11:00 a.m. London time by the principal London branch of Chase three Banking Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the LIBOR Loan outstanding during such Interest Period, divided by (ii) one minus the Reserve Requirement for such LIBOR Loan for such Interest Period.

                  "LIBOR Loan" means any designated portion of the principal outstanding under this Agreement when and to the extent the interest rate therefor is determined on the basis of the definition "LIBO Rate."

                  "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, negative pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

                  "Loan" or "Loans" means, as the context requires, (i) the loan made by the Lender pursuant to Section 2.1 or (ii) one or more designated portion(s) of the principal outstanding under this Agreement bearing interest at a LIBO Rate or a Variable Rate.

                  "Margin" means, (a) for a Variable Rate Loan, 0 percentage points; (b) for a LIBOR Loan, 2.00 percentage points.

                  "Maturity Date" has the meaning set forth in Section 2.1(b) herein.

                  "Multiemployer Plan" means a Plan defined as such in section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

                  "Net Profit" shall have the meaning construed in accordance with GAAP.

                  "Note" means the promissory note of the Borrower in the form of Exhibit A hereto, payable to the order of the Lender.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Person"  means  an  individual,   partnership,   corporation,
business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                  "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

                  "Pledge and Security Agreement" means the pledge and security agreement, in the form of Exhibit D, made by the Borrower pledging to the Lender, among other things, all of the Borrower's right, title and interest in, to and under 9.9% of the shares of American Progressive and 100% of the shares of Quincy Coverage.

                  "Quincy Coverage" means Quincy Coverage Corporation, a New York corporation.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                  "Regulatory Change" means any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Chase of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                  "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                  "Reserve Requirement" means, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate for LIBOR Loans is to be determined as provided in the definition of "LIBO Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets which include LIBOR Loans.

                  "Security Agreement" means the security agreement made by the Guarantors, granting to the Lender all of the Guarantors' right, title and interest in, to and under their respective assets, in the form of Exhibit C hereto securing the Loan made by the Lender hereunder.

                  "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated July 26, 1996 between American Progressive and Universal Holding Corp., a New York corporation.

                  "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

                  "Termination Date" means (i) the Maturity Date; provided that if such date is not a Banking Day, the Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the immediately preceding Banking Day) or (ii) the earlier date of maturity of the Loan pursuant to Section 9.2.

                  "Unfunded Benefit Liabilities" means, with respect to any Plan of any Person, the amount (if any) by which the present value of all benefit liabilities (within the meaning of section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of such Person or any ERISA Affiliate under Title IV of ERISA.

                  "Variable Rate" means a fluctuating rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

                  (a)   Chase's Prime Rate, or

                  (b) The sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Banking Day, on the next succeeding Banking Day) for the three-week period ending on the previous Friday by Chase on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Chase from three New York certificate of deposit dealers of recognized standing, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Chase with respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Chase for determining the then current annual assessment payable by Chase to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Chase in the United States.

                  "Variable Rate Loan" means any designated portion of the principal outstanding under this Agreement when and to the extent the interest rate therefor is determined in relation to the Variable Rate.

                  "WorldNet" means WorldNet Services Corp., a Florida corporation.

                  Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.


                  ARTICLE II. THE CREDIT

                  Section 2.1.      The Loan.

                  (a) Subject to the terms set forth herein, the Lender hereby agrees, on the terms and conditions hereinafter set forth in this Agreement, to make the Loan to the Borrower in a single disbursement on the Closing Date in the principal amount equal to $3,500,000. Within the limits set forth herein, the Borrower may prepay and convert the Loan pursuant to Section 2.4, provided, however, the Borrower shall not have the ability to reborrow under this Agreement. The Loan may be outstanding as a Variable Rate Loan or a LIBOR Loan (each a "type" of Loan); provided, however, that only one type of Loan may be outstanding at any one time with respect to the Note. Each type of Loan shall be made and maintained at the Lender's Applicable Lending Office for such type of Loan.

                  (b) The Borrower shall pay to the Lender the principal amount of the Loan not later than the earlier to occur of (i) such date which is five years from the date of disbursement of the Loan (the "Maturity Date") or (ii) the Termination Date as set forth in the Note executed in connection with the Loan.

                  Section 2.2.       The Note; Borrowing Procedures.

                  (a) The Loan shall be evidenced by the Note, dated the Closing Date, duly completed and executed by the Borrower.

                  (b) The Borrower shall give the Lender notice of any borrowing to be made hereunder as provided in Section 2.7. Not later than 1:00 p.m. New York, New York, time on the date of such borrowing, the Lender shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the Loan available to the Borrower, in immediately available funds, at the Applicable Lending Office.

                  Section 2.3. Purpose. The Borrower shall use the proceeds of the Loan (a) to finance the "unstacking" of American Pioneer from American Progressive as contemplated under the Stock Purchase Agreement, (b) to refinance existing bank indebtedness of the Borrower and (c) for other general corporate purposes. Such proceeds shall not be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U or Regulation X.

                  Section 2.4. Prepayments and Conversions. The Borrower shall have the right to make prepayments of principal, or to convert one type of Loan into another type of Loan, at any time or from time to time; provided that: (a) the Borrower shall give the Lender notice of each such prepayment or conversion as provided in Section 2.7; (b) Fixed Rate Loans may be prepaid or converted without compensation to the Lender only on the last day of an Interest Period for such Loans; and (c) Fixed Rate Loans may be prepaid (whether voluntary or involuntary) or converted prior to the last day of an Interest Period for such Loans provided that the Borrower compensates the Lender in accordance with
Section 3.4.

                  Section 2.5. Cross-Default. The Loan made under this Agreement shall be cross-defaulted with (i) all other loans or advances of any kind made by the Lender to the Borrower, the Guarantors or any of their respective Subsidiaries and Affiliates, (ii) all other agreements of any kind between the Lender and the Borrower, the Guarantors or any of their respective Subsidiaries and Affiliates, including the Interest Rate Swap Agreement.

                  Section 2.6.      Interest Periods; Renewals.

                  (a) In the case of each Fixed Rate Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1, subject to the following limitation: (i) no Interest Period may extend beyond the applicable Maturity Date; (ii) notwithstanding clause (i) above, no Interest Period shall have a duration less than 30 days, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; (iii) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless, in the case of a LIBOR Loan, such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day; and (iv) only one Interest Period may be outstanding at any one time with respect to the Loan.

(b) Upon notice to the Lender as provided in Section 2.7, the Borrower may renew any Fixed Rate Loan on the last day of the Interest Period therefor as the same type of Loan with an Interest Period of the same or different duration in accordance with the limitations provided above. If the Borrower shall fail to give notice to the Lender of such a renewal, any such LIBOR Loan shall automatically renew as a LIBOR Loan with an Interest Period of the same duration, unless such Interest Period would end after the Maturity Date of the Note evidencing such Loan, in which case such LIBOR Loan shall automatically convert to a Variable Rate Loan; provided that the foregoing shall not prevent the conversion of any type of Fixed Rate Loan into another type of Loan in accordance with Section 2.4.
                  Section 2.7. Certain Notices. Notices by the Borrower to the Lender of each Loan pursuant to Section 2.2, Section 2.4 and Section 2.6, and each prepayment or conversion pursuant to Section 2.4 and each renewal pursuant to Section 2.6(b), shall be irrevocable and shall be effective only if received by the Lender not later than 12:00 noon New York, New York time, and in the case of prepayments of, conversions into and (in the case of Fixed Rate Loans) renewals of (i) Variable Rate Loans, given on the Banking Day therefor; and (ii) LIBOR Loans, given two Banking Days prior thereto. Each such notice shall specify the type of Loan, the principal amount therefor, the duration of the Interest Period(s) therefor (for Fixed Rate Loans), and the date of the Loan or prepayment, or conversion or renewal (which shall be a Banking Day).

                  Section 2.8. Minimum and Maximum Amounts. Except for prepayments or conversions which result in the prepayment or conversion of all Loans of a particular type, each Loan, conversion, renewal and optional prepayment of principal of Loans of a particular type shall be in an amount at least equal to $50,000 for Variable Rate Loans and $500,000 for Fixed Rate Loans, except that if LIBOR Loans are outstanding in the principal amount of $500,000 or less, the Borrower may prepay such Loans in increments of $100,000 and integral multiples of $100,000 in excess thereof (prepayments, conversions or renewals of or into Loans of different types or, in the case of Fixed Rate Loans, having different Interest Periods at the same time hereunder to be deemed separate prepayments, conversions and renewals for the purposes of the foregoing, one for each type of Interest Period).

                  Section 2.9.      Interest.

                  (a) Interest shall accrue on the outstanding and unpaid principal amount of the Loan for the period from and including the date of the Loan to but excluding the applicable Maturity Date of the Note at the following rates per annum: (i) for Variable Rate Loans, at a variable rate per annum equal to the Variable Rate plus the Margin; and (ii) for a LIBOR Loan, at a fixed rate equal to the LIBO Rate plus the Margin for the period from and including the first day of the Interest Period therefor to but excluding the last day of such Interest Period. If the principal amount of the Loan and any other amount payable by the Borrower hereunder or under the Note shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full at the Default Rate.

                  (b) The interest rate on Variable Rate Loans shall change when the Variable Rate changes and interest on each such Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each Fixed Rate Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

                  (c) Accrued interest on all types of Loans shall be due and payable in arrears upon any payment of principal or conversion, commencing the first such date occurring after the date of the making of the Loan, and for each LIBOR Loan, accrued interest shall also be due and payable on the last day of the Interest Period with respect thereto; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Lender.

                  Section 2.10. Repayment. The Borrower shall pay to the Lender consecutive quarterly installments of principal on the Loan, commencing on March 31, 1998, and on the last day of each June, September, December and March thereafter during the term of the Loan, each such principal installment to be in an amount equal to $175,000 and accompanied by a payment of any accrued interest thereon as required to be paid in accordance with Section 2.9 herein; provided, however that the remaining outstanding principal amount of the Loan, together with interest accrued thereon, shall be due and payable on the Maturity Date.

                  Section 2.11. Facility Fee. The Borrower agrees to pay to the Lender an advisory fee in the total amount of $75,000 on the date of the making of the Loan (the "Advisory Fee"). The Lender acknowledges that the Borrower previously paid an amount equal to $25,000 to the Lender, which $25,000 shall be applied toward the payment of the Advisory Fee.

                  Section 2.12. Payments Generally. All payments under this Agreement or the Note shall be made in Dollars in immediately available funds not later than 1:00 p.m. New York, New York time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Applicable Lending Office. The Lender may (but shall not be obligated to) request that Chase debit the amount of any such payment which is not made by such time to any operating account or ordinary deposit account of the Borrower with Chase. All prepayments shall be applied to principal due and owing under the Note in the sole discretion of the Lender. If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

                  Section 2.13. Late Charges. Payments not received within 10 days of the due date therefor will be subject to a one-time charge equal to 5% of the amount overdue.

                  Section 2.14. Interest Rate Swap Agreement. The Borrower has purchased, as a condition of the disbursement of the proceeds of the Loan, an interest rate swap agreement with respect to the Note (the "Interest Rate Swap Agreement"). All of the obligations of the Borrower under the Interest Rate Swap Agreement are secured by the Guaranty, the Security Agreement and the Pledge Agreement, and the occurrence of any violation under, default or event of default under the Interest Rate Swap Agreement shall constitute an Event of Default hereunder as set forth in Section 9.1(o) herein.


                  ARTICLE III.       YIELD PROTECTION; ILLEGALITY; ETC.

                  Section 3.1.      Additional Costs.

                  (a) The Borrower shall pay to the Lender from time to time on demand such amounts as the Lender may determine to be necessary to compensate it for any costs which the Lender determines are attributable to its making or maintaining any Fixed Rate Loans under this Agreement or the Note or its obligation to make the Loan hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Lender or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Applicable Lending Office is located); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender or Chase (including any of such Loans or any deposits referred to in the definition of "LIBO Rate" in Section 1.1); or (iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities). The Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section 3.1(a) within thirty (30) days after it obtains knowledge thereof and determines to request such compensation. The Borrower upon such notice may elect to prepay all Fixed Rate Loans subject to the provisions set forth in Section 2.4.

                  (b) Without limiting the effect of the foregoing provisions of this Section 3.1, in the event that, by reason of any Regulatory Change, the Lender or Chase either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender or Chase which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender or Chase which includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Borrower, the obligation of the Lender to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect, and the Borrower shall on the last day(s) of the then current Interest Period(s) for the outstanding Loans of such type, either prepay such Loans or convert such Loans into another type of Loan in accordance with Section 2.4.

                  (c) Without limiting the effect of the foregoing provisions of this Section 3.1 (but without duplication), the Borrower shall pay to the Lender from time to time on request such amounts as the Lender may determine to be necessary to compensate the Lender for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Lender to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Lender will notify the Borrower if it is entitled to compensation pursuant to this Section 3.1(c) within thirty (30) days after it obtains knowledge thereof and determines to request such compensation. The Borrower upon such notice may elect to prepay all Fixed Rate Loans subject to the provisions set forth in Section 2.4.

                  (d) Determinations and allocations by the Lender for purposes of this Section 3.1 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate the Lender under this Section 3.1, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

                  Section 3.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if the Lender determines (which determination shall be conclusive) that:

                  (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBO Rate" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any type of Fixed Rate Loans as provided in this Agreement; or

                  (b) the relevant rates of interest referred to in the definition of "LIBO Rate" in Section 1.1 upon the basis of which the rate of interest for any type of Fixed Rate Loans is to be determined do not adequately cover the cost to the Lender of making or maintaining such Loans; then the Lender shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lender shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loan in accordance with
Section 2.4.

                  Section 3.3. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Lender or its Applicable Lending Office or Chase to (a) honor its obligation to make or renew LIBOR Loans hereunder or convert Loans of any type into Loans of such type, or
(b) maintain LIBOR Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obligation to make or renew LIBOR Loans and to convert other types of Loans into Loans of such type hereunder shall be suspended until such time as the Lender or Chase may again make, renew or convert and maintain such affected Loans and the Borrower shall, on the last day(s) of the then current Interest Period for the outstanding LIBOR Loans, as the case may be (or on such earlier date as the Lender may specify to the Borrower), either prepay such Loans or convert such Loans into another type of Loan in accordance with Section 2.4.

                  Section 3.4. Certain Compensation. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient to compensate it for any loss, cost or expense which the Lender determines is attributable to:

                  (a) any payment, prepayment, conversion or renewal of a Fixed Rate Loan on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

                  (b) any failure by the Borrower to borrow, convert into or renew a Fixed Rate Loan to be made, converted into or renewed by the Lender on the date specified therefor in the relevant notice under Section 2.2, 2.4 or 2.6, as the case may be.

                  Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment or conversion or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by the Lender) the Lender would have bid in the London interbank market (if such Loan is a LIBOR
Loan) or for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Lender as to the amounts payable pursuant to this Section 3.4 shall be conclusive absent manifest error.

                  ARTICLE IV. CONDITIONS PRECEDENT

                  Section 4.1. Conditions Precedent. The obligation of the Lender to make the Loan hereunder is subject to the condition precedent that the Lender shall have received on or before the date of the making of the Loan each of the following, in form and substance satisfactory to the Lender and its counsel:

                  (a)      the Note duly executed by the Borrower;

                  (b)      the Guaranty duly executed by the Guarantors;

                  (c) the Security Agreement, duly executed by the Guarantors, together with (i) the filing of the financing statements (UCC-1) under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Security Agreement; (ii) certified copies of requests for information (Form UCC-11) identifying all of the financing statements on file with respect to the Guarantors in all jurisdictions referred to under (i), including the financing statements filed by the Lender against the Guarantors, indicating that no party claims an interest in any of the Collateral (as defined in the Security Agreement); (iii) evidence of the completion of all recordings and filings of the Security Agreement as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests and liens created by the Security Agreement; and (iv) evidence that all other actions necessary or, in the opinion of the Lender, desirable to perfect and protect the security interests created by such Security Agreement have been taken;

                  (d) the Pledge Agreement, duly executed by the Borrower, together with (i) the filing of the financing statements (UCC-1) under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Pledge Agreement; (ii) certified copies of requests for information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under (i), including the financing statements filed by the Lender against the Borrower, indicating that no party claims an interest in any of the Collateral (as defined in the Pledge Agreement); (iii) evidence of the completion of all recordings and filings of the Pledge Agreement as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests and liens created by the Pledge Agreement; (iv) delivery of stock powers, undated and executed in blank; and (v) evidence that all other actions necessary or, in the opinion of the Lender, desirable to perfect and protect the security interests created by such Pledge Agreement have been taken;

                  (e)      the Appraisal;

                  (f) evidence of the consummation of the Initial Closing (as such term is defined in the Stock Purchase Agreement) contemplated under the Stock Purchase Agreement;

                  (g) copies of hazard and liability insurance policies regarding the Collateral (as defined in the Security Agreement) naming the Lender, and its successors and assigns, as loss payee and additional insured, in form and substance satisfactory to the Lender;

                  (h) a certificate of the Secretary or Assistant Secretary of each of the Borrower and the Guarantors, dated the Closing Date, attesting to all corporate action taken by each of the Borrower and the Guarantors, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered pursuant to this Agreement and certifying true copies of the articles of incorporation, by-laws and other organizational documents of each of the Borrower and the Guarantors;

                  (i) a certificate of the Secretary or Assistant Secretary of each of the Borrower and the Guarantors, dated the Closing Date, certifying the names and true signatures of the officers of each of the Borrower and the Guarantors authorized to sign the Facility Documents to which it is a party and the other documents to be delivered by each of the Borrower and the Guarantors under this Agreement;

                  (j) a certificate of good standing for each of the Borrower and the Guarantors from the Secretary of State of each jurisdiction in which each of the Borrower and the Guarantor are qualified to do business;

                  (k) a certificate of a duly authorized officer of each of the Borrower and the Guarantors, dated the Closing Date, stating that the representations and warranties of the Borrower and the Guarantors, as the case may be, contained in any Facility Document are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

                  (l) a favorable opinion of counsel for the Borrower and the Guarantors, dated the Closing Date, in substantially the form of Exhibit E and as to such other matters as the Lender may reasonably request;

                  (m) consolidated financial statements and tax returns of the Borrower and the Guarantors for the fiscal year ended December 31, 1996, together with interim statements, projections and other pro-forma financial statements as may be required by the Lender;

                  (n)  disbursement   instructions  authorizing  the  Lender  to
disburse the Loan in the manner requested by the Borrower;

                  (o) a certificate of the Secretary or Assistant Secretary of each of the Borrower and the Guarantors stating that there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower, any Guarantor or any of their respective Subsidiaries, since the date of the financial statements delivered to the Lender pursuant to Section 6(e) of the Guaranty or the most recent financial statements delivered to the Lender pursuant to Section 6.8(a);

                  (p) payment by the Borrower of the Advisory Fee and all other fees, costs and expenses incurred by the Lender; and

                  (q) the Lender shall have received such approvals, opinions or documents as the Lender may reasonably request.


                  ARTICLE V.  REPRESENTATIONS AND WARRANTIES

                  The Borrower hereby represents and warrants that:

                  Section 5.1. Incorporation, Good Standing and Due Qualification. Each of the Borrower and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

                  Section 5.2. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by the Borrower of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by the Security Agreement and the Pledge Agreement), registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any of its Subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent under any material indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien (other than as created under the Security Agreement and the Pledge Agreement), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; or (f) cause the Borrower (or any Subsidiary or Affiliate, as the case may be) to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such material indenture, agreement, lease or instrument.

                  Section 5.3. Legally Enforceable Agreements. Each Facility Document to which the Borrower is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

                  Section 5.4. Litigation. Except for certain litigation in the State of Alabama, Williamson vs. American Pioneer (Civil Action Number CV 89-9560) pending in the Circuit Court for Jefferson County, Alabama, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower or any such Subsidiary or the ability of the Borrower to perform its obligations under the Facility Documents to which it is a party.

                  Section 5.5. Financial Statements. The consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries, including the Guarantors, as at December 31, 1996, and the related consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity of the Borrower and its Consolidated Subsidiaries, including the Guarantors, for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of Ernst & Young LLP, independent certified public accountants, and the interim consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries, including the Guarantors, as at September 30, 1997, and the related consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity for the nine-month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower and its Consolidated Subsidiaries, including the Guarantors, as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries, including the Guarantors, for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements). There are no liabilities of the Borrower or any of its Consolidated Subsidiaries, including the Guarantors, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business, since December 31, 1996. Since December 31, 1996, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Borrower, the Guarantors or any of their respective Subsidiaries.

                  Section 5.6. Information Provided to Lender. No information, exhibit or report prepared by Borrower and furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

                  Section 5.7. Ownership and Liens. Each of the Borrower and its Consolidated Subsidiaries has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 5.5 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any of its Subsidiaries and none of its leasehold interests is subject to any Lien, except as disclosed in such financial statements or as may be permitted hereunder and except for the Liens created by the Security Agreement and the Pledge Agreement.

                  Section 5.8. Taxes. Except for certain occupational license tax returns required to be filed with local government units in certain states (the related tax payments and assessments for which do not exceed $100,000), each of the Borrower and its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interests and penalties.

                  Section 5.9. ERISA. Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable federal or state law. As of the most recent valuation date for each Plan, each Plan was "fully funded," which for purposes of this Section 5.9 shall mean that the fair market value of the assets of the Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a Plan termination basis. To the best knowledge of the Borrower, no Plan has ceased being fully funded as of the date these representations are made with respect to any Loan under this Agreement.

                  Section 5.10.  Subsidiaries  and Ownership of Stock.  Schedule
5.10 is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Borrower's ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by the Borrower free and clear of all Liens.

                  Section 5.11. Credit Arrangements. All credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its Subsidiaries is in any manner directly or contingently obligated have been disclosed to the Lender, and the Borrower represents that it shall, upon the request of the Lender, complete a schedule outlining all such agreements; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor have been accurately disclosed to the Lender.

                  Section 5.12. Operation of Business. Each of the Borrower and its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

                  Section 5.13. Hazardous Materials. The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of the Borrower and its Consolidated Subsidiaries. The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of the Borrower and its Consolidated Subsidiaries.

                  In addition, except as set forth in Schedule 5.13 hereto:

                  (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. s/s 9601(22) ("Release"), of any substance regulated under Environmental Laws ("Hazardous Materials") generated by the Borrower or any of its Subsidiaries.

                  (b) Neither the Borrower nor any of its Subsidiaries has handled any Hazardous Material, other than as a generator, on any property now or previously owned or leased by the Borrower or any of its Subsidiaries to an extent that it has, or may reasonably be expected to have, a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Borrower and its Consolidated Subsidiaries; and

                           (i)      to the best knowledge of the Borrower, no
PCB is or has been present, at the time of ownership or leasing, at any property now or previously owned or leased by the Borrower or any of its Subsidiaries, which has not been remediated;

                           (ii)     to the best knowledge of the Borrower, no
asbestos is or has been present, at the time of ownership or leasing, at any property now or previously owned or leased by the Borrower or any of its Subsidiaries, which has not been remediated;

                           (iii) to the best  knowledge of the  Borrower,  there
are no underground storage
tanks for Hazardous Materials, active or abandoned, at the time of ownership or leasing, at any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                           (iv)     to the best knowledge of the Borrower, no
Hazardous Materials have been Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Borrower or any of its Subsidiaries, at the time of such ownership of such property; and

                  (c) To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                  (d) No Hazardous Material generated by the Borrower or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by the Borrower or any of its Subsidiaries at any location other than those listed in Schedule 5.13 hereto.

                  (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                  (f) There are no Liens arising under or pursuant to any Environmental Laws on any of the real property or properties owned or leased by the Borrower or any of its Subsidiaries, and no government actions have been taken or are in process which could subject any of such properties to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

                  Section 5.14. No Default on Outstanding Judgments or Orders. Except for certain litigation in the State of Alabama, Williamson vs. American Pioneer (Civil Action Number CV 89-9560), each of the Borrower and its Subsidiaries has satisfied or bonded all judgments, and neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

                  Section 5.15. No Defaults on Other Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of the Borrower or any of its Subsidiaries, or the ability of the Borrower to carry out its obligations under the Facility Documents to which it is a party. Neither the Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

                  Section 5.16. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or of any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary.

                  Section 5.17. Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

                  Section 5.18. No Forfeiture. Neither the Borrower nor any of its Subsidiaries or Affiliates is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or threatened.

                  Section 5.19.      Solvency.

                  (a) The present fair salable value of the assets of the Borrower after giving effect to all the transactions contemplated by the Facility Documents and the funding of the Loan hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they mature.

                  (b) The property of the Borrower does not constitute unreasonably small capital for the Borrower to carry out its business as now conducted and as proposed to be conducted, including the capital needs of the Borrower.

                  (c) The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower, and of amounts to be payable on or in respect of debt of the Borrower). The cash available to the Borrower, after taking into account all other anticipated uses of the cash of the Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of the Borrower when such amounts are required to be paid.

                  (d) The Borrower does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, the Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section 5.19), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

                  ARTICLE VI. AFFIRMATIVE COVENANTS

                  So long as the Note shall remain unpaid or the Lender shall have any obligations under this Agreement, the Borrower shall:

                  Section 6.1. Maintenance of Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

                  Section 6.2. Conduct of Business. Continue, and cause each of its Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

                  Section 6.3. Maintenance of Properties. Maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible), necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  Section 6.4. Maintenance of Records. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries.

                  Section 6.5. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

                  Section 6.6. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property.

                  Section 6.7. Right of Inspection, Audit and Appraisal. At any reasonable time and from time to time, permit the Lender or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers and directors and the Borrower's independent accountants or to conduct an audit or annual appraisal of the Borrower's and any of its Subsidiaries' assets, at Lender's discretion and at Borrower's expense.

                  Section 6.8.       Reporting Requirements.  Furnish to the
Lender:

                  (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries, including the Guarantors, as of the end of such fiscal year and a consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity of the Borrower and its Consolidated Subsidiaries, including the Guarantors, for such fiscal year, all audited, in reasonable detail and stating in comparative form the consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP, and as to the consolidated and consolidating statements accompanied by an opinion thereon acceptable to the Lender by Ernst & Young LLP or other independent accountants of national standing selected by the Borrower;

                  (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries, including the Guarantors, as of the end of such quarter and a consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity of the Borrower and its Consolidated Subsidiaries, including the Guarantors, for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and all prepared in accordance with GAAP and certified by the president or chief financial officer of the Borrower;

                  (c) promptly upon receipt thereof, copies of any reports, inclusive of any management letters, submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with examination of the financial statements of the Borrower or any such Subsidiary made by such accountants;

                  (d) simultaneously with the delivery of the items referred to in Section 6.8(a) and 6.8(b), a certificate of the chairman or chief financial officer of the Borrower certifying that to the best of his knowledge (A) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and
(B) there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower;

                  (e) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the financial condition, properties or operations of the Borrower or such Subsidiary;

                  (f) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default or material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower, a written notice setting forth the details of such Default, Event of Default or material adverse change and the action which is proposed to be taken by the Borrower with respect thereto;

                  (g) promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Borrower or any Subsidiary receives from such Person;

                  (h) promptly after the commencement thereof or promptly after the Borrower knows of the commencement or threat thereof, notice of any Forfeiture Proceeding;

                  (i)  such  other  information   respecting  the  condition  or
operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.


                  ARTICLE VII.  NEGATIVE COVENANTS

                  So long as the Note shall remain unpaid or the Lender shall have any obligations under this Agreement, the Borrower shall not:

                  Section 7.1. Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt, except:

                  (a) Debt of the Borrower under this Agreement or the Note;

                  (b) Debt described in Schedule 7.1, including renewals, extensions or refinancings thereof, provided that the principal amount thereof does not increase;

                  (c) Debt of the Borrower subordinated on terms satisfactory to the Bank to the Borrower's obligations under this Agreement and the Note;

                  (d) Debt of the Borrower to any such Subsidiary or of any Subsidiary to the Borrower or another such Subsidiary;

                  (e) Debt of the Borrower or any of its Subsidiaries in connection with the issuance of letters of credit required to be obtained in the ordinary course of business of the Borrower and its Subsidiaries;

                  (f) Debt incurred in connection with lease arrangements permitted under Section 7.3 herein;

                  (g) Debt of any Person which becomes a Subsidiary of the Borrower in connection with any Acceptable Acquisition permitted by Section 7.12 herein or Debt which is acquired and assumed by the Borrower or any of its Subsidiaries in connection with an Acceptable Acquisition permitted by Section 7.12; provided that such Debt was in existence and outstanding prior to and on the date that such Person became a Subsidiary or such Acceptable Acquisition was consummated, and such Debt was not created in contemplation of such Person becoming a Subsidiary or such Acceptable Acquisition being consummated, and any renewals, extensions or refinancings thereof, provided that the principal amount thereof does not increase; and provided, further, however, that the Debt permitted by this subsection (e) shall not exceed $1,000,000; and

                  (h) Debt of the Borrower or any such Subsidiary secured by purchase money Liens permitted by Section 7.2.

                  Section 7.2. Liens. Create, incur, assume or suffer to exist, or permit the Guarantors or any Subsidiary of the Borrower or the Guarantors to create, incur, assume or suffer to exist, any Lien, except:

                  (a)      Liens securing the Loans hereunder;

                  (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (c) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (d) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

                  (e) Liens, deposits (including statutory deposits) or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (f) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower, the Guarantors or any of their Subsidiaries of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (h) purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease;

                  (i) Liens securing obligations of the Borrower or any of its Subsidiaries in connection with trust accounts protecting reinsurers under a reinsurance treaty with a Subsidiary;

                  (a) Liens securing Debt permitted under Section 7.1(e), provided that such Liens only affect property acquired in connection with the Acceptable Acquisition pursuant to which such Debt was incurred.

                  Section 7.3. Leases. Create, incur, assume or suffer to exist, or permit the Guarantors or any Subsidiaries of the Borrower or the Guarantors to create, incur, assume or suffer to exist, any lease arrangements, other than lease arrangements pertaining to the leasing of office space, pursuant to which obligations thereunder exceed in the aggregate $750,000 in any one calendar year, provided, however, (i) that all lease arrangements pertaining to the leasing of office space, other than those existing as of the date hereof, including renewals, extensions or replacements with respect thereto, shall not be entered into by the Borrower, the Guarantors or any Subsidiaries of the Borrower or the Guarantors without the consent of the Lender, which consent shall not be unreasonably withheld or delayed, and (ii) that, if any Authorized Acquisition results in a person which has one or more office space leases in effect as of the date of such Authorized Acquisition, such leases shall be treated as leases existing on the date hereof for purposes of this Section 7.3.

                  Section 7.4. Guaranties, Etc. Assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of its Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, except guarantees of leases otherwise allowed in Section 7.3.

                  Section 7.5. Investments. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except (a) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating within the United States of America having capital and surplus in excess of $1,000,000,000; (d) investments permitted to be made under all applicable insurance laws relating to the Borrower or any of its Subsidiaries; (e) loans made by the Borrower or any of its Subsidiaries to any of their respective insurance agents, provided that all such loans are made in the ordinary course of business of the Borrower and its Subsidiaries; (e) any Acceptable Acquisition permitted by Section 7.12.

                  Section 7.6. Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or in obligations of the Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another such Subsidiary, except that: (a) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower; and (b) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock and Borrower may purchase up to $100,000 of its own capital stock per calendar quarter each year, provided that such purchase(s) would not cause an Event of Default hereunder.

                  Section 7.7. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests) except: (a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business;
(c) that any such Subsidiary may sell, lease, assign or otherwise transfer its assets to the Borrower; and (d) investments permitted under Section 7.5 herein.

                  Section 7.8. Stock of Subsidiaries, Etc. Sell or otherwise dispose of, or permit the Guarantors to sell or dispose of, any shares of capital stock of any of their respective Subsidiaries, except in connection with a transaction permitted under Section 7.9 herein or for fair value, or permit any such Subsidiary to issue any additional shares of its capital stock, except directors' qualifying shares or for fair value.

                  Section 7.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit the Guarantors or any of their Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's, the Guarantors' or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower, the Guarantors or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate and except as otherwise allowed pursuant to Sections 7.7 or 7.10 herein.

                  Section 7.10. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so, except that any insurance Subsidiary of the Borrower may sell, lease, assign, merge or otherwise transfer its assets to the Borrower or to another insurance Subsidiary of the Borrower.

                  Section 7.11. No Activities Leading to Forfeiture. Engage in or propose to be engaged in, or permit the Guarantors or any Subsidiaries of the Borrower or the Guarantor to engage in or propose to be engaged in, the conduct of any business or activity which could result in a Forfeiture Proceeding.

                  Section 7.1. Acceptable Acquisitions. Make any Acquisition other than an Acceptable Acquisition.

                  ARTICLE VIII.  FINANCIAL COVENANTS

                  So long as the Note shall remain unpaid or the Lender shall have any obligations under this Agreement, the Borrower shall:

                  Section 8.1. Minimum Adjusted Tangible Net Worth. Maintain a Consolidated Adjusted Tangible Net Worth of not less than $21,320,000 as measured at December 31, 1997 and on the last date of each subsequent fiscal quarter of the Borrower, provided, however, that on each December 31st, commencing on December 31, 1998, during the term of the Loan (the "Change Date") and on the last day of each fiscal quarter during the ensuing year thereafter, the Borrower shall be required to maintain a Consolidated Adjusted Tangible Net Worth of not less than (i) the Consolidated Adjusted Tangible Net Worth required to be maintained on the preceding December 31st plus (ii) an amount equal to fifty percent (50%) of the Consolidated Net Profits of the Borrower, as measured on each such Change Date and as determined from the consolidated financial statements of the Borrower submitted pursuant to Sections 6.8(a) and 6.8(b) herein.

                  Section 8.2. Minimum Consolidated Fixed Charge Coverage Ratio. Maintain at all times a Consolidated Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.


                  ARTICLE IX. EVENTS OF DEFAULT

                  Section 9.1. Events of Default. Any of the following events shall be an "Event of Default":

                  (a) the Borrower shall: (i) fail to pay the principal of the Note as and when due and payable; or (ii) fail to pay interest on the Note or any fee or other amount due hereunder as and when due and payable;

                  (b) any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Facility Document or by any Guarantor in any Facility Document to which it is a party or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (c) the Borrower or any Guarantor shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.3 of this Agreement or Sections 7 or 8 of the Guaranty or Section 4 of any Security Agreement; or (ii) fail to perform or observe any other term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 8.1) in any Facility Document and such failure under this clause (ii) shall continue for 30 consecutive days;

                  (d) the Borrower, any Guarantor or any of their respective Subsidiaries shall: (i) fail to pay any indebtedness for borrowed money (other than the payment obligations described in (a) above), of the Borrower, such Guarantor or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), provided, however, that this subsection (d) shall not be construed to refer to indebtedness for borrowed money that is being disputed by the Borrower, any Guarantor or any of their respective Subsidiaries in good faith; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any indebtedness referred to in clause (i) above, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (e) the  Borrower,  any  Guarantor or any of their  respective
Subsidiaries: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more;

                  (f) one or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Borrower, any Guarantor or any of their respective Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                  (g) any event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and as a result of such event or condition, together with all other such events or conditions, the Borrower, the Guarantor or any ERISA Affiliate has incurred or in the opinion of the Lender is reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC or a section 4042 Trustee (or any combination of the foregoing) which is material in relation to the financial position of the Borrower, the Guarantor and its Subsidiaries, on a consolidated basis;

                  (h) the Unfunded Benefit Liabilities of one or more Plans have increased after the date of this Agreement in an amount which is material (as specified in Section 8.1(g) hereof);

                  (i) (A) any Forfeiture Proceeding shall have been commenced or the Borrower or any Guarantor shall have given the Lender written notice of the commencement of any Forfeiture Proceeding as provided in Section 6.8(h) of this Agreement or Section 8(i) of the Guaranty or (B) the Lender has a good faith basis to believe that a Forfeiture Proceeding has been threatened or commenced;

                  (j) any change in current ownership or management of the Borrower that would effect a change in "control" of the Borrower;

                  (k) there shall be, in the reasonable judgment of the Lender, a material adverse change in the condition (financial or otherwise), business, operations, or prospects of the Borrower, any Guarantor or any of their respective Subsidiaries;

                  (l) the Guaranty or any other Facility Document executed by a Guarantor shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor or any Guarantor shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder;

                  (m) the Stock Purchase Agreement shall at any time after its execution and delivery be modified without the prior written consent of the Lender (except that no such consent shall be necessary with respect to modifications of the Purchase Agreement which either (A) do not concern or affect, directly or indirectly, any of the collateral granted to the Lender under the Facility Documents or (B) are immaterial and have no effect upon the nature or the value of the Lender's interest in the Stock Purchase Agreement or the transactions contemplated thereby), or shall for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder;

                  (n) any Security Agreement or the Pledge Agreement shall at any time after its execution and delivery and for any reason cease: (A) to create a valid first priority Lien, assignment and security interest in and to the Collateral (as defined therein) or any part thereof or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Guarantors or either the Borrower or the Guarantors shall deny it has any further liability or obligation under any Security Agreement or the Pledge Agreement or the Borrower or the Guarantors shall fail to perform any of their respective obligations thereunder;

                  (o) an "Event of Default" or default shall have occurred under the Note, the Guaranty, the Security Agreement, the Pledge Agreement, the Interest Rate Swap Agreement or under any other Facility Document;

                  (p) an "Event of Default" or default shall have occurred with respect to any facility issued by the Lender to the Borrower, the Guarantor or any of their respective Subsidiaries or Affiliates or with respect to any obligations of any kind, whether now or hereafter existing, owed by the Borrower, the Guarantor or any of their respective Subsidiaries or Affiliates to the Lender;

                  (q) the Collateral (such term being defined in the Security Agreement and the Pledge Agreement) shall become encumbered by any Lien, other than a Lien in favor of the Lender, a Permitted Lien (such term being defined in Security Agreement) or a Lien permitted under Section 7.2 herein; or

                  (r) the failure of the Borrower and American Progressive to consummate any of the transactions contemplated under the Stock Purchase Agreement; the occurrence of any breach by the Borrower or American Progressive of any of the provisions, covenants or other agreements set forth in the Stock Purchase Agreement or the occurrence of any default by the Borrower or American Pioneer under the Stock Purchase Agreement..

                  Section 9.2. Remedies. If any Event of Default shall occur and be continuing, in addition to any other rights and remedies which may be available to the Lender, the Lender may, by notice to the Borrower, declare the outstanding principal amount of the Loan, all interest thereon and all other amounts payable under this Agreement and the Facility Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in Section 9.1(e) or Section 9.1(i)(A) above, the Loan, all interest thereon and all other amounts payable under this Agreement and the Facility Documents shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. Each right and remedy of the Lender under this Credit Agreement or any other Facility Document shall be in addition to every other right and remedy of the Lender, and such rights and remedies may be enforced separately or in any combination.

                  ARTICLE X.    MISCELLANEOUS

                  Section 10.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Lender, and any provision of this Agreement may be waived by the Borrower and the Lender. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Facility Document shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  Section 10.2. Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the Facility Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Lender limiting rates of interest which may be charged or collected by the Lender.

                  Section 10.3. Expenses. The Borrower shall reimburse the Lender on demand for all costs, expenses and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Lender which shall not exceed $12,000) incurred by the Lender in connection with the preparation, negotiation, performance or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement or any other Facility Document. The Borrower agrees to indemnify the Lender and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower, the Guarantors or any of their Subsidiaries of the proceeds of the Loan, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

                  Section 10.4. Survival. The obligations of the Borrower under Sections 3.1, 3.4 and 10.3 shall survive the repayment of the Loan.

                  Section 10.5. Assignment; Participations. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder. The Lender may assign, or sell participations in, all or any part of any Loan to another lender or other entity, in which event (a) in the case of an assignment, upon notice thereof by the Lender to the Borrower, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Lender hereunder; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrower under Article III shall be determined as if the Lender had not sold such participation. The agreement executed by the Lender in favor of the participant shall not give the participant the right to require the Lender to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Lender. The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants) which have agreed in writing to be bound by the provisions of
Section 10.13 hereof.

                  Section 10.6. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be delivered in person or sent by overnight courier, facsimile, ordinary mail, cable or telex addressed to such party at its "Address for Notices" on the signature page of this Agreement. Notices shall be effective: (a) on the day on which delivered to such party in person, (b) on the first Banking Day after the day on which sent to such party by overnight courier, (c) if given by mail, three business days after deposit in the mails with first-class postage prepaid, addressed as aforesaid; and (d) if given by facsimile, cable or telex, when the facsimile, cable or telex is transmitted to the facsimile, cable or telex number as aforesaid; provided that notices to the Lender shall be effective upon receipt.

                  Section 10.7.     JURISDICTION; IMMUNITIES.

                  (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 10.6. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE LENDER SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY. THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL.

                  (b) Nothing in this Section 10.7 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

                  (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby.

                  Section 10.8. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

                  Section 10.9. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  Section 10.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

                  Section 10.11. Integration. The Facility Documents set forth the entire agreement between the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

                  SECTION 10.12. GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  Section 10.13.  Confidentiality.  The Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any nonpublic information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Lender, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Lender, (iii) to examiners, auditors or accountants examining the Borrower or any of its Subsidiaries, (iv) in connection with any litigation to which the Lender is a party, (v) which has been publicly disclosed or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) has agreed in writing to be bound by the provisions of this Section 10.13.

                  Section 10.14. Treatment of Certain Information.  The Borrower
(a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Lender or by one or more of its subsidiaries or affiliates and (b) acknowledges that information delivered to the Lender by the Borrower may be provided to each such subsidiary and affiliate.

                  Section 10.15. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that is would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                       UNIVERSAL AMERICAN FINANCIAL CORP.


              By: ________________________________________________
                            Name: Robert A. Waegelein
                     Title: Senior Vice President and Chief
                                Financial Officer

                              Address for Notices:

                            Mount Ebo Corporate Park
                                Box Twenty Three
                            Brewster, New York 10509
                            Attn: Robert A. Waegelein
                           Facsimile No.: 914-279-1225

                                 with a copy to:

                            Harnett, Lesnick & Ripps
                          Nationsbank Tower, Suite 500
                           150 East Palmetto Park Road
                         Boca Raton, Florida 33432-4832
                             Attn: Irving I. Lesnick
                           Facsimile No.: 561-368-4315


                            THE CHASE MANHATTAN BANK


              By: ________________________________________________
                             Name: Michael C. Errico
                         Title: Assistant Vice President

                                 Lending Office:

                            The Chase Manhattan Bank
                            106 Corporate Park Drive
                          White Plains, New York 10604
                             Attn: Michael C. Errico
                           Facsimile No.: 914-993-2222

                              Address for Notices:

                          c/o The Chase Manhattan Bank
                            106 Corporate Park Drive
                          White Plains, New York 10604
                             Attn: Michael C. Errico
                          Facsimile No.: (914) 993-2222

                                 with a copy to:

                               Cummings & Lockwood
                               Four Stamford Plaza
                                  P.O. Box 120
                           Stamford, Connecticut 06904
                            Attn: Catherine A. Birch
                          Facsimile No.: (203) 351-4534

                             EXHIBITS AND SCHEDULES

Exhibit A         Form of Promissory Note
Exhibit B         Form of Guaranty
Exhibit C         Form of Security Agreement
Exhibit D         Form of Pledge Agreement
Exhibit E         Form of Outside Counsel Opinion

Schedule 5.10       Subsidiaries
Schedule 5.13       Hazardous Materials
Schedule 7.1  Existing Debt


S3620411.DOC 04/19/98